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                                            EXHIBIT 10N
                 PACIFIC TELECOM, INC.

            EXECUTIVE OFFICER SEVERANCE PLAN
                    (THE "PLAN")

PURPOSE
_______

It is the policy of Pacific Telecom, Inc. ("the Company") to pay severance pay to an "Executive Officer" (as defined under Eligibility below) in the event his employment is terminated or significantly altered to the detriment of the Executive Officer for reasons other than normal retirement, death, total disability, cause, or voluntary termination (as set forth under Exclusions below).

EFFECTIVE DATE
______________

The Plan is effective January 1, 1994.


ADMINISTRATION
______________

The Plan shall be administered by the Personnel Committee (the "Committee") of the Board of Directors. The Committee shall interpret the Plan (including without limitation the interpretation of "cause" and "significantly altered to the detriment of the Executive Officer"), determine the amount of benefits, maintain records and generally be responsible for seeing that the purposes of the Plan are accomplished.



ELIGIBILITY
___________

The President and Chief Executive Officer of Pacific Telecom, Inc. and:
(a) those who on the effective date of this Plan are Officers of Pacific Telecom, Inc. who report directly to the President and Chief Executive Officer; and (b) the Executive Vice President and General Manager of Alascom, Inc.


SEVERANCE AMOUNT
________________

In the event that a participant's employment is terminated or significantly altered to the detriment of the Executive Officer by the Company for reasons other than normal retirement, death, total disability, cause, or voluntary termination (as set forth under Exclusions below), the Company will pay to the participant payments equal to two times the participant's total cash compensation during the last full calendar year. The payment will be made to the participant in 24 equal monthly payments following the termination date and will be reduced by any other compensation such as accrued vacation, etc. These payments may be terminated by the Committee if the participant accepts employment with a competitor of the Company or its affiliated entities.

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EXCLUSIONS FROM THIS PLAN
_________________________

In the event the participant's termination is for any of the following reasons, the provisions of this policy will not apply:

(1)   Retirement

(2)   Death

(3)   Total disability

(4) Cause. "Cause" for termination by the Company shall include, but shall not be limited to, the following conduct by the participant:

      (a) Any act that is materially contrary to the best interests of the Company or its affiliated entities including fraud, conviction of a felony or gross malfeasance.

      (b) Willful and continued failure by the Executive Officer to devote his full business time and efforts to the business affairs of the Company, except that the Executive Officer may serve as a director of other corporations if such service involves no conflict of interest and is within reasonable time commitments.

(5) Voluntary termination, except upon the occurrence of any of the following events:

      (a) A change in reporting relationship, unless agreed to by the Executive Officer.

      (b) A material change in authority ordered by the President and Chief Executive Officer or Board of Directors unless agreed to by the Executive Officer.

      (c) A change in control of the ownership of Pacific Telecom, Inc. or Alascom, Inc. which results in a change in position which is detrimental to the Executive Officer, unless agreed to by the Executive Officer.


FINANCING
_________

Benefit payments under the Plan shall constitute general obligations of the Company in accordance with the terms of the Plan. A participant shall have only an unsecured right to payment out of the general assets of the Company.


TERMINATION OF THE PLAN
_______________________

The Plan shall terminate on December 31, 1995, unless extended by the Committee.